NATIONAL HEALTH REALTY, INC.

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NOTICE OF FOURTH ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 16, 2002
5:30 PM CDT

To Our Stockholders:

       We cordially invite you to attend the Fourth Annual Meeting of the Stockholders (the "Meeting") of National Health Realty, Inc. ("NHR" or the "Company"). The Meeting will be held at City Center, 14th Floor, 100 Vine Street, Murfreesboro, Tennessee on Tuesday, April 16, 2002, at 5:30 p.m. CDT, for the following purposes:

       1.     To re-elect two directors;

       2.     To ratify the selection of Arthur Andersen LLP as independent accountants for the year ending December 31, 2002; and

       3.     To transact such other business as may properly come before the Meeting or any continuances of it.

       The nominees for re-election as directors are Ernest G. Burgess III and W. Andrew Adams. They currently serve as directors of the Company.

       The Board of Directors has fixed the close of business on Friday, February 15, 2002, as the record date for the determination of stockholders who are entitled to vote at the Meeting, including any continuances.

       We encourage you to attend the Meeting. Whether you are able to attend or not, we urge you to indicate your vote on the enclosed proxy card FOR the re-election of Messrs. Burgess and Adams as directors and FOR ratification of the selection of Arthur Andersen LLP as independent accountants for the year ending December 31, 2002. Please sign, date, and return the proxy card promptly in the enclosed envelope. If you attend the Meeting, you may vote in person even if you have previously mailed a proxy card.

                                                                  By Order of the Board of Directors

                                                                  Richard F. LaRoche, Jr.
                                                                  Secretary

March 15, 2002|
Murfreesboro, Tennessee

NATIONAL HEALTH REALTY, INC.
100 Vine Street
Murfreesboro, Tennessee 37130

PROXY STATEMENT

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FOURTH ANNUAL MEETING OF THE STOCKHOLDERS
TO BE HELD APRIL 16, 2002

       The accompanying proxy is solicited by the Board of Directors of National Health Realty, Inc. ("NHR" or the "Company") to be voted at the Annual Meeting of the Stockholders (the "Meeting") to be held on Tuesday, April 16, 2002, commencing at 5:30 p.m. CDT and at any continuances of the Meeting. The Meeting will be held at the City Center, 14th Floor, Murfreesboro, Tennessee. It is anticipated that this proxy material will be mailed on or about March 15, 2002, to all stockholders of record on February 15, 2002.

       A copy of the Annual Report on Form 10-K for the Company for the year ended December 31, 2001, including audited financial statements, is also enclosed. You have the power and right to revoke the proxy at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company (i) a written revocation or (ii) your proxy with a later date than the prior proxy. Furthermore, if you attend the Meeting, you may elect to vote in person, thereby canceling the proxy.

How We Count the Votes

*     Shares of common stock represented in person or by proxy at the Meeting (including shares which abstain or do not vote with respect to one or more of the matters presented at the Meeting) will be tabulated by the Company's Secretary who will determine whether or not a quorum is present.

*     Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote with respect to any particular matter, but will not be counted as votes in favor of such matter. Accordingly, an abstention from voting on Proposals I and II will have the same legal effect as a vote "against" the matter even though the stockholder or interested parties analyzing the results of the voting may interpret such vote differently.

*     If a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Accordingly, a "broker non-vote" may effect establishment of a quorum, but, once a quorum is established, will have no effect on the voting on such matter.

*     A majority of the issued and outstanding shares of common stock entitled to vote constitutes a quorum at the Meeting. The affirmative vote of the holders of a majority of the votes cast at the Meeting is required for the election of directors and the ratification of the appointment of the Company's independent accountants.

VOTING SECURITIES AND PRINCIPAL HOLDERS

       The Board of Directors has declared the close of business on February 15, 2002 as the record date. The outstanding voting securities of the Company as of December 31, 2001, consisted of 9,570,323 shares of common stock, par value $.01 per share ("Common Stock"). Stockholders of record as of the record date are entitled to notice of and to vote at the Meeting or any continuances. Each holder of the shares of Common Stock is entitled to one vote per share on all matters properly brought before the Meeting. Stockholders are not permitted to cumulate votes for the purpose of electing directors or otherwise.

       The following information is based upon filings made by the entities identified below with the Securities and Exchange Commission. Except as set forth below, on December 31, 2001 no person was known to us to own beneficially more than 5% of the outstanding Common Stock:

Name and Address	Shares Beneficially Owned on 12/31/01	Percent of Outstanding Shares on 12/31/01 (2)
National Health Corporation P. O. Box 1398 Murfreesboro, TN 37133	1,271,147 (1)	13.3%
W. Andrew Adams 100 Vine Street Murfreesboro, TN 37130	1,126,264 (1)	11.8%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	733,400 (3)	7.6%
State Street Bank & Trust Co. 1776 Heritage Drive No. Quincy, MA 02171	612,400	6.4%
The Northern Trust Company 801 S. Canal C-IN Chicago, IL 60607	521,382	5.4%
National Financial Services Corporation 200 Liberty Street New York, NY 10281	511,292	5.3%
Dorian Eason Asset Management, LLC 1000 Ridgeway Loop Road Memphis, TN 38120	498,077	5.2%
Robert G. Adams 100 Vine Street Murfreesboro, TN 37130	485,309	5.1%

(1) Included as shares beneficially owned are units of limited partnership interest in NHR/OP, L.P., the Company's operating subsidiary. Although these units cannot vote, they may be exchanged for shares of the Company's common stock. This exchange has income tax consequences to the holder, but not the Company.

(2) This is ownership calculated in accordance with Security and Exchange Commission Rules and not in accordance with real estate investment trust regulations.

(3) These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

PROPOSAL I

ELECTION OF DIRECTORS

       Pursuant to our Articles of Incorporation, the directors have been divided into three groups. Each group is elected for a three-year term and only one group is up for election each year. At the April 16, 2002 Meeting two directors will be elected to hold office, each for a term of three years or until their successors have been duly elected and qualified.

       The nominees for election at the Meeting are Ernest G. Burgess III and W. Andrew Adams, both current directors of the Company. Unless authority to vote for the election of directors has been specifically withheld, your proxy holder intends to vote for the election of Messrs. Burgess and Adams to hold offices as directors.

       If a nominee becomes unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person as may be determined by the proxy holder.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES.

The following is information about the nominees, other board members and executive officers:

Name	Age	Position	Expiration of term as Director	Common Stock Beneficially Owned at 12/31/01(1)	Percent of Shares Outstanding 12/31/01
Ernest G. Burgess III	62	Director	2002	189,320	2.0%
W. Andrew Adams	56	Director & President	2002	1,126,264	11.8%
Olin O. Williams	71	Director	2003	117,645	1.2%
Robert G. Adams	55	Director & Sr. V.P.	2003	485,309	5.1%
J. K. Twilla	75	Director (Ret. 1/02)	2004	83,392	*
Richard F. LaRoche, Jr.	56	Sr. V.P. & Secretary		384,341	4.0%
All Directors & Exec. Officers as a group (6people)				2,386,271	24.9%

*Less than 1%

(1) Except as otherwise noted, all shares are owned beneficially with sole voting and investment power. Included in the amounts above are 20,000 shares each optioned to Mr. Burgess, Dr. Williams and Dr. Twilla, as well as the options to Messrs. Adams and LaRoche shown on Table A hereafter.

       W. Andrew Adams (President) is a director of the Company and has been the Chief Executive Officer of NHC since 1981 and on its board since 1974. He has extensive long-term health care experience and served as President of the National Council of Health Centers, the trade association for multi-facility long-term health care companies. He is also the President and Chairman of the Board of National HealthCare Corporation and National Health Investors, Inc., and he is Chairman of the Board of Assisted Living Concepts, Inc. In addition, Mr. Adams serves on the Board of Directors of Lipscomb University, SunTrust Bank, Nashville, and Boy Scouts of America.

       Ernest G. Burgess III (Director) served as Senior Vice President of Operations for NHC for 20 years before retiring in 1994. He also serves on the Board of Directors of NHC. Mr. Burgess has an M.S. degree from the University of Tennessee.

       Dr. Olin O. Williams (Director) has served as a director of NHC for 30 years. He is a physician and was in private practice in Tennessee for more than 31 years. Dr. Williams also serves on the Board of Directors of the Bank of Murfreesboro.

       Robert G. Adams (Senior Vice President) is a director of the Company and also has served NHC 26 years - 14 years as Senior Vice President and 9 years on the Board of Directors. He is also Vice President of National Health Investors, Inc. and Chief Operating Officer for NHC. Mr. Adams has a B.S. Degree from Middle Tennessee State University.

       Dr. J. K. Twilla (Director - retired in January 2002) has served as a director of NHC for 30 years. Dr. Twilla is a physician and was in private practice in Tennessee for more than 30 years.

       Richard F. LaRoche, Jr. is Senior Vice President and Secretary of the Company and has also served in those positions for NHC since 1974 and as General Counsel since 1971. He has a law degree from Vanderbilt University and an A.B. degree from Dartmouth College. Mr. LaRoche also serves as a director, Vice President and Secretary of National Health Investors, Inc.

Board of Directors and Committees of the Board

       The Board of Directors held 4 meetings during 2001. All directors were present at the meetings of the Board and committees on which they served. The outside directors serve as the Audit Committee and the Compensation Committee; however, the Compensation Committee did not meet in 2001 since it currently has no responsibilities. The Company contracts with NHC to act as its Investment Advisor, one responsibility of which is to employ and compensate all officers and employees.

       The Audit Committee, which met four times in 2001, has filed the following report for inclusion in this proxy.

Report of the Audit Committee

       The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements in the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of NHR's audited financial statements to generally accepted accounting principles.

       In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements, which are included with the materials accompanying this proxy. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independent Standards Board No. 1 (Independent Discussions with Audit Committees) and discussed with them their independence from the Company and its management. The Audit Committee has considered whether the independent auditors' provision of tax compliance and planning services for the tax year ended December 31, 2001 is compatible with the auditors' independence.

       In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on SEC Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission and distribution to the shareholders.

       Submitted by the National Health Realty, Inc. Audit Committee.

                                                               Ernest G. Burgess III, Chairman
                                                               Olin O. Williams
                                                               J. K. Twilla (Retired Jan. 2002)

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
AND CERTAIN TRANSACTIONS

Cash Compensation

       Directors not affiliated with NHC, the Company's Investment Advisor, receive compensation for their Board service in the amount of $1,500 per meeting attended. The Company reimburses all directors for travel expenses incurred in connection with their duties as directors of the Company.

       The Company's executive officers (W. Andrew Adams, Robert Adams and Mr. LaRoche) are also employees of NHC. Their compensation is determined solely by NHC, which allocates a portion of their annual performance bonus to the Company. Payment of the allocated amount by the Company is credited against the Advisory Fee paid NHC. W. Andrew Adams, Robert Adams, and Mr. LaRoche each received $150,000 for allocated bonuses in 2000. W. Andrew Adams, Robert Adams, and Mr. LaRoche each received $150,000 for allocated bonuses in 1999. W. Andrew Adams, Robert Adams, and Mr. LaRoche each received $100,000 for allocated bonuses in 1998. Neither Messrs. Adams nor Mr. LaRoche have yet been allocated any performance bonus for 2001. The Company paid no other perquisites or bonuses to its executive officers. Because NHC sets the salaries of the Company's three executive officers, the Company's Compensation Committee did not issue a Compensation Committee Report for this proxy statement.

Director and Officer Options

       The 1997 Stock Option Plan provides for an automatic grant to each non-employee director of an option to purchase 5,000 shares of Common Stock on the date of the Annual Stockholder's Meeting at the then fair market value.

        The plan permits options to be exercised for cash or by surrender of shares of Common Stock of the Company valued at the then fair market value. Unless otherwise specifically provided in the option agreement, no option shall be transferable, other than by will, family gift, or the laws of descent and distribution. All shares which may be issued under either plan and the exercise prices for outstanding options are subject to adjustment in the event that the number of outstanding shares of Common Stock will be changed by reason of stock splits, stock dividends, reclassifications or recapitalizations. In addition, upon a merger or consolidation involving the Company, participants are entitled to shares in the surviving corporation.

       Pursuant to the automatic grant provisions of the plan, the three non-employee directors have each received options to purchase shares at $18.875 on January 5, 1998, $11.50 on April 26, 1999, $6.50 on May 24, 2000, and $10.74 on April 26, 2001. The outside directors have not exercised any of the 1998, 1999, 2000 or 2001 grants. There are currently 49,802 shares available to grant under the 1997 Plan.

       Table A and B below set forth information regarding options which are outstanding, granted or exercised under the 1997 Stock Option Plan as of December 31, 2001, for the Company's three executive officers. Table C sets forth information regarding options outstanding and exercised during 2001 for the executive officers, all directors and all other NHC employees as a group. The Company has not granted any SARs.

TABLE A
Option/SAR Grants in Last Fiscal Year [12-31-01]
Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities underlying options/ SARs Granted (#)	Percent of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise of Base Price ($/Sh)	Expira- tion Date	5% ($)	10% ($)
W. Andrew Adams	-0-	-	-	-	-	-
Robert G. Adams	-0-	-	-	-	-	-
Richard F. LaRoche, Jr.	-0-	-	-	-	-	-

TABLE B
Aggregated Option/SAR Exercises in Last Fiscal Year
and FY-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities underlying Unexercised Options/SARs at Fiscal Year-End (#) Exercisable	Value of Unexercised in-the-Money Options/SARs at Fiscal Year-End ($) Exercisable
W. Andrew Adams	-0-	-	44,000	$313,500
Robert G. Adams	-0-	-	32,000	$228,000
Richard F. LaRoche, Jr.	-0-	-	32,000	$228,000

TABLE C
Name of Participant	Shares Under Option: 2001	Expiration Date	Options Exercised: 2001	Remaining Options	Exercise Price
W. Andrew Adams	44,000	10/13/05	-0-	44,000	$8.375
Richard F. LaRoche, Jr.	32,000	10/13/05	-0-	32,000	8.375
Robert G. Adams	32,000	10/13/05	-0-	32,000	8.375
All Executive Officers (3 persons)	108,000	10/13/05	-0-	108,000	8.375
All Non-Employee Directors (3 persons)	15,000 15,000 15,000 15,000	1/5/2003 4/26/2004 5/24/2005 4/25/2006	-0- -0- -0- -0-	15,000 15,000 15,000 15,000	18.875 11.50 6.50 10.74
All Other NHC Employees (26 persons)	259,000	10/13/05	-0-	259,000	$8.375

        The Company's grant or issuance of an incentive stock option under the 1997 Option Plan has no federal income tax consequences to either the Company or the optionee. Nor do any federal income tax consequences occur to either the Company or the optionee upon the optionee's exercise of his or her incentive stock option and purchase of Common Stock up to $100,000 per year, except that the difference between the fair market value of the stock purchased, pursuant to the exercise of the option and the amounts paid upon the option's exercise (the "Spread"), would be included in the optionee's alternative minimum taxable income for alternative minimum tax purposes. For options purchased in excess of the $100,000 limit, or for options granted to non-employee directors, or which are not held for the time discussed in the next paragraph, the Spread is taxable as ordinary income to the optionee and deductible by the Company at the time of exercise.

       After exercising the option, if the optionee holds the stock purchased for the requisite period under the Internal Revenue Code, then upon the optionee's disposition of the stock he or she will recognize capital gain (or loss) for federal income tax purposes on the amount of the Spread. The Company would not be entitled to a deduction upon such a disposition. To be entitled to such capital gains treatment, the optionee must not dispose of the underlying stock within two (2) years after the date the option is granted or one (1) year after the option is exercised.

       If the optionee disposes of the stock prior to such time, then the optionee will recognize ordinary income in an amount equal to the lesser of (i) the difference between the sales proceeds and the optionee's cost, or (ii) the difference between the fair market value of the stock on the date of exercise and the optionee's cost. The balance of the gain on a premature disposition of the stock, if any, will be capital gain for federal income tax purposes. Such a premature disposition will entitle the Company to a deduction equal to the amount of ordinary income recognized by the optionee.

Section 16(a) Disclosure Compliance

       Section 16(a) of the Securities and Exchange Act of 1934 as amended requires officers, directors, and persons who own more than 10% of the Company's equity securities to file statements of changes in beneficial ownership (Form 4 or 5) with the Securities and Exchange Commission (the SEC) and the American Stock Exchange. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all such forms they file.

       To the Company's knowledge, based solely on the review of the copies of such forms received by it, the Company believes that during 2001 all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with and filed.

Investment Advisor

       The Company has entered into an Advisory, Administrative Services and Facilities Agreement (the "Advisory Agreement") with NHC as Advisor under which NHC will provide management and advisory services during the term of the Advisory Agreement.

       Under the terms of the Advisory Agreement, NHC, as Advisor, agrees to use its best efforts:

       a)     To present to the Company a continuing and suitable investment program consistent with the investment policy of the Company as adopted by the directors from time to time;

       b)     To manage the day-to-day affairs and operations of the Company, including the employment of and compensation to all personnel; and

       c)     To provide administrative services and facilities appropriate for such management.

       In performing its obligations under the Advisory Agreement, the Advisor is subject to the supervision of and policies established by the Company's Board of Directors.

       The Advisory Agreement is in effect through December 31, 2003 and thereafter continues on a year to year term, but can be terminated by either party for cause by giving 90 days written notice on or after January 1, 2000.

       For its services under the Advisory Agreement, the Advisor is entitled to the greater of i) two percent (2%) of the Company's consolidated gross revenues calculated according to generally accepted accounting principles, or ii) the actual expenses incurred by the Advisor as outlined in the Advisory, Administrative Services and Facilities Agreement. The Advisor's compensation is payable in monthly installments on the last day of each month, adjusted annually upon completion of audit. $504,000 was earned in 2001 and all payments are current. Salaries or bonuses paid by the Company to its executive officers are credited against these installments.

Comparison of Cumulative Total Return

       Since the Company's creation on December 31, 1997, the Company's cumulative total return as compared with the S & P 500 Index and all other publicly traded real estate investment companies (NAREIT Hybrid) is as shown in the graph on the last page of this proxy statement.

PROPOSAL II

RATIFICATION OF APPOINTMENT OF AND
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

       The Company has selected Arthur Andersen LLP as its independent auditors for fiscal year ending December 31, 2002. Although a stockholder vote is not required, the Board would like the approval of stockholders for this appointment. Arthur Andersen LLP audited the Company's financial statements for the year ended December 31, 2001.

       In addition to performing the audit of the Company's financial statements, Arthur Andersen LLP provided various other services during 2001. The aggregate fees billed for 2001 for each of the following categories of services are set forth below:

Audit and review of the Company's 2001 quarterly and annual financial statements	$42,060
Financial information systems design and implementation	-0-
All other services	$10,000

       All other services relate to tax compliance and planning.

       If the stockholders do not ratify the selection of Arthur Andersen LLP, the selection of independent accountants will be reconsidered by the Board of Directors, although the Board of Directors would not be required to select different independent accountants for the Company. The Board of Directors retains the power to select another firm as independent accountants for the Company to replace the firm whose selection was ratified by the Company's stockholders in the event the Board of Directors determines that the best interest of the Company warrants a change of its independent accountants.

       Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will be given the opportunity to address the shareholders and respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
"FOR" PROPOSAL II.

STOCKHOLDER PROPOSALS

       October 1, 2002 is the date by which proposals of stockholders intended to be presented at the 2003 Annual Meeting of Stockholders must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

EXPENSES OF SOLICITATION

       The total cost of this solicitation will be borne by the Company. In addition to use of the mail, proxies may be solicited by directors and officers of the Company personally and by telephone, telegraph, or facsimile transmission.

OTHER MATTERS

       The Board of Directors knows of no other business to be presented at the Meeting, but if other matters properly come before the Meeting, it is intended that the persons named in the proxy will vote on such matters in accordance with their best judgment.

                                                                    s/Richard F. LaRoche, Jr.

                                                                    Richard F. LaRoche, Jr., Secretary

March 15, 2002
Murfreesboro, Tennessee

NATIONAL HEALTH REALTY, INC.
Comparison of Cumulative Total Return

	1997	1998	1999	2000	2001
NHR	100.00	76.76	62.34	85.10	230.43
S&P 500	100.00	123.66	149.51	143.20	125.69
NAREIT-Hybrid	100.00	65.98	42.29	47.18	71.16

Assumes $100 inv. 12/31/97 in NHR, S&P 500 and NAREIT-Hybrid.